RESOLUTIONS FOR AMENDMENT TO BYLAWS

BY BOARD OF DIRECTORS

OF GOOD TIMES RESTAURANTS INC.

WHEREAS, NASDAQ has adopted rules which require that all NASDAQ-listed securities be eligible for a Direct Registration Program ("DRP") operated by a clearing agency registered under the Securities Exchange Act of 1934 by no later than January 1, 2008;

WHEREAS, in order for the securities of Good Times Restaurants Inc., a Nevada corporation (the "Corporation"), to be eligible for a DRP, the corporate documents of the Corporation must (i) allow for the issuance of securities that are not represented by physical certificates, or (ii) not prohibit such issuances;

WHEREAS, under Section 78.235(4) of the Nevada General Corporation Law, the Board of Directors of the Corporation may authorize the issuance of uncertificated shares unless the articles of incorporation or the bylaws provide otherwise;

WHEREAS, in order to comply with the NASDAQ requirements, the Corporation desires to amend its Restated Bylaws adopted November 7, 1997 (the "Bylaws") to allow for the issuance of uncertificated shares of stock; and

WHEREAS, the Corporation has issued book-entry securities in the past and desires to ratify and confirm that practice.

NOW, THEREFORE, BE IT HEREBY

RESOLVED, that, pursuant to Article XI of the Bylaws, the Board of Directors hereby adopts an amendment to Sections 1 and 2 of Article VIII of the Bylaws in the form attached as Exhibit A hereto (the "Amendment") to allow for the issuance of uncertificated shares of stock, so that the Corporation's securities are eligible for a DRP under the NASDAQ requirements;

FURTHER RESOLVED, that the Board of Directors hereby ratifies, confirms and approves all issuances of book-entry or other uncertificated securities of the Corporation, whether made prior to or following the effective date of the Amendment;

FURTHER RESOLVED, that, pursuant to Section 78.235(5) of the Nevada General Corporation Law, within a reasonable time after the issuance or transfer of shares without certificates, the Corporation shall send the stockholder a written statement containing the information required on the certificates pursuant to Section 78.235(1) of the Nevada General Corporation Law, including the number of shares owned by the stockholder, and at least annually thereafter, the Corporation shall provide to its stockholders of record a written statement confirming the information contained in the informational statement previously sent pursuant to Section 78.235(5) of the Nevada General Corporation Law; and

FURTHER RESOLVED, that any one or more of the Corporation's officers is hereby authorized and directed to take any and all actions necessary or appropriate to carry out the intent of the foregoing resolutions.

Exhibit A

Amendment to Restated Bylaws of Good Times Restaurants Inc.

Sections 1 and 2 of Article VIII of the Restated Bylaws of Good Times Restaurants Inc., adopted November 7, 1997, are hereby amended in their entirety to read as follows:

Section 1.    Issuance of Shares.  The shares of the corporation may be certificated or uncertificated, and the Board of Directors may authorize the issuance of uncertificated shares of some or all of the shares of any or all of its classes or series.  The corporation may adopt a system of issuance, recordation and transfer of its shares by electronic or other means not involving any issuance of certificates, including provisions for notice to purchasers or other shareholders in substitution for any required statements on certificates, and as may be required by applicable law and stock exchange or market rules.  Any system so adopted shall not become effective as to issued and outstanding certificated securities until the certificates therefor have been surrendered to the corporation.  In the event that the corporation issues shares of stock to be evidenced by certificates, the owner of such shares shall be entitled to a certificate, to be in such form as shall be prescribed by the Board of Directors, certifying the number of shares of the corporation owned by such shareholder.  The certificates for such shares shall be numbered in the order in which they shall be issued and shall be signed, in the name of the corporation, by the Chairman, Chief Executive Officer or President and by the Chief Financial Officer, Treasurer or Secretary of the corporation or by such officers as the Board of Directors may designate.  If the certificate is signed by a transfer agent or registrar, such signatures of the corporate officers may be by facsimile if authorized by the Board of Directors.  Every certificate surrendered to the corporation for exchange or transfer shall be canceled, and no new certificate or certificates shall be issued in exchange for any existing certificate until such existing certificate shall have been so canceled, except in cases provided for in Section 4 of this Article VIII.

Section 2. Transfer of Shares.  A transfer of shares on the books of the corporation may be authorized only by the shareholder holding such shares, or the shareholder's legal representative, or the shareholder's duly authorized attorney-in-fact, and, in the case of shares represented by certificates, upon surrender of the certificate or certificates for such shares or, in the case of uncertificated shares, by delivery of a written assignment in respect of the shares being transferred.  The corporation may treat as the absolute owner of shares of the corporation the person or persons in whose name such shares are registered on the books of the corporation.

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